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                                                                      EXHIBIT J

                           APPALOOSA MANAGEMENT, L.P.
                                 26 Main Street
                            Chatham, New Jersey 07928

                                  July 18, 2007

Harbinger Capital Partners Master Fund I, Ltd.
555 Madison Avenue, 16th Floor
New York, NY 10022
Attn: Philip A. Falcone

Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, New York 10080
Attention: Robert Spork / Rick Morris

UBS Securities LLC
299 Park Avenue
New York, New York 10171
Attention: Steve Smith / Osamu Watanabe

Goldman Sachs & Co.
1 New York Plaza
New York, NY 10004
Attention: David Mullen / Tom Wagner

Pardus Special Opportunities Master Fund L.P.
590 Madison Avenue
Suite 25E
New York, NY 10022
Attention: Timothy Bass

Ladies and Gentlemen:

          Reference is made to that certain Equity Purchase and Commitment Agreement (the "Agreement"), to be entered into by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware ("ADAH"), Harbinger Del-Auto Investment Company, Ltd., an exempted company formed under the laws of the Cayman Islands ("Harbinger"), Merrill Lynch, Pierce Fenner & Smith Incorporated, a Delaware corporation ("Merrill"), UBS Securities LLC, a limited liability company formed under the laws of the State of Delaware ("UBS"), Goldman Sachs & Co., a limited partnership formed under the laws of the State of New York ("GS") and Pardus DPH Holding LLC, a limited liability company formed under the laws of the State of Delaware ("Pardus"; Harbinger, Merrill, UBS, GS and Pardus herein referred to collectively as the "Other Investors" and each individually as an "Other Investor"), on the one hand, and Delphi Corporation, a Delaware corporation, on the

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other hand. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

          1. Appaloosa Management L.P. ("AMLP") hereby acknowledges and agrees with each Other Investor that it will cause ADAH to not approve the Disclosure Letter, Plan, Confirmation Order, Business Plan, the Rights Offering Registration Statement, Rights Offering Prospectus and Issuer Free Writing Prospectus, or GM Settlement (or amendments to the foregoing) without first providing drafts of such documents to such Other Investors for their review, to the extent practicable, consulting with such Other Investor regarding such documents and considering in good faith any reasonable comments of such other parties and their respective counsel related thereto.

          2. In addition, through the Closing Date, only to the extent that ADAH is entitled to deliver a deficiency notice as set forth in Section 9(a)(xxviii) of the Agreement with respect to any of the following matters, AMLP agrees that the relevant Material Investment Document will not be satisfactory to ADAH, to the extent any such Material Investment Document materially and adversely modifies the rights of the Series B Preferred Stock as specifically set forth in the Preferred Term Sheet under the headings "Securities to be Issued", "Mandatory Conversion Into Common Stock", "Liquidation Rights", "Ranking", "Conversion of Preferred Stock Into Common Stock", "Dividends", "Preference with Respect to Dividends", "Restriction on Redemptions of Junior Stock", "Registration Rights", "Preemptive Rights", or "Commitment Fee", AMLP will cause ADAH to promptly issue (and not withdraw) a deficiency notice with respect thereto and AMLP shall cause ADAH to use all reasonable efforts to ensure that, if such circumstances exist, the condition set forth in Section 9(a)(xxviii) or any other relevant condition of the Agreement shall not be satisfied or waived.

          3. Additionally, AMLP hereby acknowledges and agrees with each other party that only to the extent that ADAH is entitled to deliver a deficiency notice as set forth in Section 9(a)(xxviii) of the Agreement with respect to any of the following matters, AMLP agrees that the relevant Material Investment Document will not be satisfactory to ADAH, to the extent any such Material Investment Document materially and adversely modifies the rights of the Series B Preferred Stock to appoint a member of the "Search Committee" (subject to determination by ADAH) or with respect to the "Joint Investor Director" (each as defined in the Preferred Term Sheet), the initial term of the Joint Investor Director, or the conversion rights of the Series B Preferred Stock set forth in the Preferred Term Sheet upon a "Change of Control" (as defined in the Preferred Term Sheet) under the heading "Governance - Voting Rights" in the Preferred Term Sheet and AMLP will cause ADAH to promptly issue (and not withdraw) a deficiency notice with respect thereto and AMLP shall cause ADAH to use all reasonable efforts to ensure that, if such circumstances exist, the condition set forth in
Section 9(a)(xxviii) or any other relevant condition of the Agreement shall not be satisfied or waived.

          4. Each party hereto represents and warrants to the other parties hereto that such party (and its affiliates) is not party to any agreement with any other party to this Agreement (or its affiliates) relating to the transactions contemplated by the Agreement that has not been disclosed to each other party to this letter agreement.

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          5. Prior to entry of the Confirmation Order, except as set forth in
Section 7 hereof, each party hereto agrees that it shall not (and shall cause its subsidiaries and controlled affiliates not to) (a) sell, transfer, assign, pledge, or otherwise dispose, directly or indirectly, of its right, title or interest in respect of its claims against or interests in any of the Debtors (to the extent held by it on the date hereof or acquired hereafter), in whole or in part, or (b) grant any proxies, deposit any such claims or interests (to the extent held by it on the date hereof or acquired hereafter) into a voting trust, or enter into a voting agreement with respect to such claims or interests, as the case may be, unless in the case of either (a) or (b), the transferee agrees in writing at the time of such transfer to be bound by all obligations of the transferor contained in Sections 5 to 8 of this letter agreement, and the transferor, within three (3) Business Days, provides written notice of such transfer to each other party, together with a copy of the written agreement of the transferee agreeing to be so bound. Each party hereto further agrees that it may not create any subsidiary or affiliate for the sole purpose of acquiring any claims against or interests in any member of the Debtors without causing such subsidiary or affiliate to become a party to this letter agreement prior to such acquisition.

          6. Prior to entry of the Confirmation Order, each party hereto hereby confirms, on a several but not joint basis, that it and its affiliates remains the beneficial holder of, and/or the holder of investment authority over, the claim and interests, if any, previously disclosed in connection with its applicable non-disclosure agreement with the Debtors and that it will advise each party hereto upon any change in its or its affiliates' holdings, except with respect to any transaction covered by Section 7 hereof.

          7. Notwithstanding anything contained in this letter agreement, each party hereto can, without following the procedures set forth in Sections 5 or 6 hereof, (a) purchase, sell, transfer, pledge or otherwise dispose, directly or indirectly any rights to purchase shares of New Common Stock it receives pursuant to the Rights Offering, (b) engage in market making in any of the Debtors' equity and debt securities as well as claims, and (c) engage in proprietary trading in any of the Debtors' debt securities and claims. The term "subsidiaries", "controlled affiliates" and "affiliates" shall exclude Fiduciary Affiliates. "Fiduciary Affiliates" shall mean, with respect to any party, the specific entities identified as such on Annex A hereto, who are prohibited by their fiduciary duties from complying with this letter agreement. Such Annex A to be delivered to and reasonably satisfactory to each other party within 3 Business Days of the date hereof.

          8. Unless and until this letter agreement has been terminated, and subject to each party's obligations under this section 8 of this letter agreement being subject to (a) the Plan Terms set forth in Exhibit B to the Agreement, and (b) Delphi and GM reaching agreement on all documents pertinent in any way to GM's participation in the Plan and/or all transactions contemplated thereby, including, without limitation, definitive documentation evidencing all aspects of the commercial, business and labor-related agreements between Delphi and GM and any other Designated Issues (as defined in the Original PSA) (collectively, the "Delphi/GM Definitive Documents"), and provided that any failure by any party to take or refrain from taking, as the case may be, any actions described below in this letter agreement shall not create any claim or cause of action against them or any of their affiliates, each party agrees (and shall cause its respective subsidiaries and controlled affiliates to agree) that it will:

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          (a) Support the entry by the Bankruptcy Court of an order approving the Disclosure Statement (the "Disclosure Statement Order");

          (b) Not commence any proceeding or prosecute, join in, or otherwise support any action to oppose or object to entry of the Disclosure Statement Order;

          (c) Not, nor will it encourage any other person or entity to, object to, delay, impede, appeal, or take any other action, directly or indirectly, to interfere with, entry of the Disclosure Statement Order;

          (d) Until December 31, 2007, or such later date as may be mutually agreed by the parties to this letter agreement (such agreement not to be unreasonably withheld), not, directly or indirectly (i) initiate, solicit, knowingly cooperate with, or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or can reasonably be expected to lead to, any Alternate Transaction, (ii) engage in, continue, or otherwise participate in any negotiations regarding any Alternate Transaction, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, or other agreement relating to any Alternate Transaction or (iv) withhold, withdraw, qualify, or modify (or resolve to do so) in a manner adverse to the parties to this letter agreement its approval or recommendation of this letter agreement, the Plan or the transactions contemplated hereby and thereby; and that it will cause its subsidiaries and controlled affiliates not to undertake, directly or indirectly, any of the actions described in the immediately preceding clauses (i) through (iv); and that it will use its commercially reasonable efforts to cause its respective directors, officers, employees, investment bankers, attorneys, accountants, and other advisors or representatives not to undertake, directly or indirectly, any of such actions; provided however, that if this provision is extended beyond December 31, 2007, as provided above, from and after December 31, 2007, with AMLP's prior consent, all parties hereto may be released from any and all of the foregoing prohibitions of this letter agreement;

          (e) Support the Confirmation Order; provided, however, that, for the avoidance of doubt, nothing in this letter agreement is an agreement by any of the parties hereto to vote to accept or reject the Plan;

          (f) Not commence any proceeding or prosecute, join in, or otherwise support any action to oppose or object to the Plan; and

          (g) Not, nor will it encourage any other person or entity to, delay, object to, impede, appeal, or take any other action, directly or indirectly, to interfere with the acceptance, confirmation or occurrence of the effective date of the Plan.

Notwithstanding any other term or provision of this letter agreement, nothing herein shall prevent any party hereto from taking any action as it determines is necessary or appropriate to protect its interests, including, without limitation, objecting (in writing or orally) or filing a response to any document, such as the Plan or Disclosure Statement, adversary proceeding or objection filed in the Chapter 11 Cases by any party in interest.

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          9. This letter agreement shall become effective only upon the effectiveness of the Agreement and shall terminate automatically upon the earliest to occur of (i) the termination of the Agreement in accordance with its terms, (ii) the Closing Date, and (iii) with respect to any Other Investor exercising its rights under Section 12(d) of the Agreement, a Limited Termination.

          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). ADAH AND THE INVESTORS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS.

          This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and same instrument.

                                     * * * *

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                                        Sincerely,

                                        APPALOOSA MANAGEMENT, L.P.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


Agreed to and accepted as of the date
first above written:

HARBINGER CAPITAL PARTNERS MASTER
FUND I, LTD.

By: Harbinger Capital Partners
    Offshore Manager, L.L.C., as
    investment manager


By:
    ---------------------------------
Name: Philip A. Falcone
Title: Senior Managing Director


MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


UBS SECURITIES LLC


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


By:
    ---------------------------------
Name:
      -------------------------------
Title:
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GOLDMAN SACHS & CO.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


PARDUS SPECIAL OPPORTUNITIES MASTER
FUND L.P.

By: PARDUS CAPITAL MANAGEMENT L.P.,
    its investment manager

By: PARDUS CAPITAL MANAGEMENT L.L.C.,
    its general partner


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------